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                                                                    EXHIBIT 21.1

                 MANHATTAN ASSOCIATES, INC. AND ITS SUBSIDIARIES

Manhattan Associates Limited
Manhattan Associates Europe B.V.
Manhattan Associates France SARL
Manhattan Associates GmbH
Manhattan Associates KK
Manhattan Associates Software (Shanghai), Co. Ltd.
Manhattan Associates Pty Ltd.
Manhattan Associates Software Pte Ltd.
Manhattan Associates (India) Development Centre Private Limited